Exhibit 8

List of Principal Subsidiaries

Of

Gruma, S.A.B. de C.V.

Subsidiary	Jurisdiction of Incorporation

Grupo Industrial Maseca, S.A.B. de C.V. (“GIMSA”)	Mexico

Gruma Corporation	Nevada, United States

Azteca Milling LP	Texas, United States

Molinos Nacionales, C.A. (“MONACA”)	Venezuela